Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is St. Joseph, Inc.
(If changing the name of the corporation, indicate name of corporation BEFORE the name change).

2.	The text of each amendment adopted (include attachment if additional space needed):

Article Fourth of the Articles of Incorporation of this Corporation is amended to read as follows:

“FOURTH: This Corporation is authorized to issue two classes of stock, which are voting Common Stock and Preferred Stock. The shares of Common Stock which this Corporation is authorized to issue shall have a par value of one-tenth of one cent ($.001) per share and the number of shares of Common Stock this Corporation is authorized to issue is one hundred million (100,000,000) shares. The shares of Preferred Stock this Corporation is authorized to issue shall have a par value of one-tenth of one cent ($.001) per share and the number of shares of Preferred Stock this Corporation is authorized to issue is twenty-five million (25,000,000) shares. Of such amount, the Corporation hereby designates and establishes two (2) series of Preferred Stock, namely Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. The number of shares of Series A Convertible Preferred Stock the Corporation is authorized to issue is three hundred eighty-six thousand two-hundred eight (386,208) shares and the number of shares of Series B Convertible Preferred Stock the Corporation is authorized to issue is five hundred thousand (500,000) shares. Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall have the respective rights and privileges designated on the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock as currently on file with the Colorado Secretary of State. All remaining shares of Preferred Stock not so specifically designated may be designated in the future by action of the Board of Directors of the Corporation and otherwise in accordance with the applicable provisions of the Colorado Business Corporations Act. The Board of Directors, within any limits and restrictions stated, may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

(a) Each shareholder of record shall have one vote for each share of common stock standing in his or her name on the books of the corporation and entitled to vote, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(b) No shareholder of the corporation shall have any preemptive or similar right to acquire any additional unissued or treasure shares of stock, or for other securities of any class, or for right, warrants, options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(c) The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

3.	The date the following amendment(s) to the Articles of Incorporation was adopted: March 26, 2007.

4.	Indicate manner in which amendment(s) was adopted (mark only one):

[ ]	No shares have been issued or Directors Elected - Adopted by lncorporator(s)

[ ]	No shares have been issued but Directors Elected - Adopted by the board of directors

[ ]	Shares have been issued but shareholder action was not required - Adopted by the board of directors

[X]	The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

5.	Delayed effective date/time (mm/dd/yyyy hour:minute am/pm): (if not to be effective upon filing)_______ (Not to exceed 90 days)

6.	The name(s) and address(es) of individuals causing document to be delivered for filing:

Last Name	First Name	Middle Name	Suffix
McIlhargey	Gerald	____________	_____

Address 1:	4870 S. Lewis Street, Suite 250
Address 2:	____________________________________
City:	Tulsa
State:	Oklahoma
Zip/Postal Code:	74105
Province:	____________________________________
Country:	____________________________________

The document need not state the true name and address of more than one such individual. However, if more than one individual is causing the document to be delivered for filing, select Yes and include an attachment stating the names and addresses of all such individuals.)